Exhibit 10.1

ALLIANT ENERGY EXCESS RETIREMENT PLAN

(As Amended and Restated Effective December 31, 2008)

Table of Contents

Page

ARTICLE 1 BACKGROUND AND APPLICABILITY	1
ARTICLE 2 DEFINITIONS	1
2.1 Affiliate	1
2.2 Beneficiary	1
2.3 Benefit Restrictions	1
2.4 Code	1
2.5 Company	2
2.6 Employer	2
2.7 ERISA	2
2.8 Participant	2
2.9 Plan	2
2.10 Plan Administrator	2
2.11 Qualified DB Plan	2
2.12 Qualified DC Plan	2
2.13 Qualified Plans	2
2.14 Separation from Service	3
ARTICLE 3 ADMINISTRATION	4
3.1 Powers and Duties	4
3.2 Delegation	4
ARTICLE 4 AMOUNT OF BENEFITS AND VESTING	4
4.1 Participant's Benefit	4
4.2 Qualified DB Plan Benefit	4
4.3 Qualified DC Plan Benefit	5
4.4 Vesting	5
4.5 Beneficiary's Benefit	5
ARTICLE 5 PAYMENT OF BENEFITS	6
5.1 Payment of Participant's Benefits	6
5.2 Participants with DB SRP Benefits	6
5.3 All Other Participants	6
5.4 Payment of Beneficiary's Benefits	7
5.5 Facility of Payment	7
ARTICLE 6 CLAIMS PROCEDURE	7
6.1 Decisions on Claims	7
6.2 Review of Denied Claims	7
ARTICLE 7 FUNDING	8
ARTICLE 8 AMENDMENT AND TERMINATION	8
ARTICLE 9 GENERAL PROVISIONS	8
9.1 Status of Participants	8
9.2 No Guaranty of Employment	8
9.3 Delegation of Authority	9
9.4 Legal Actions	9
9.5 Applicable Law	9
9.6 Rules of Construction	9
9.7 Expenses of Administration	9
9.8 Indemnification	9
9.9 Additional Provisions under Section 409A and Other Laws	10

ARTICLE 1

BACKGROUND AND APPLICABILITY

The Plan is designed to attract, retain and motivate key executives and employees by providing competitive retirement benefits. It compensates Participants for the loss in benefits payable from the Qualified Plans resulting from the application of Sections 401(a)(17) and 415 of the Code and from the exclusion of elective nonqualified deferred compensation from the definition of “compensation” used for determining benefits under the Qualified Plans. The Plan was originally effective August 1, 1998 in the form of the Alliant Energy Excess Plan and is maintained on a calendar year basis.

This restatement is intended to reflect the requirements of Section 409A of the Code and the shift in accruals from the Qualified DB Plan to the Qualified DC Plan. None of the revisions shall apply to any Participant in the Plan who terminated employment on or before December 31, 2004, who shall be subject to the terms of the Alliant Energy Excess Plan as then in existence.

ARTICLE 2

DEFINITIONS

When the following words or phrases are used herein, they shall have the meanings set forth below unless otherwise specifically provided:

2.1           Affiliate. A business organization that is under common control with the Company, as determined under Sections 414(b) and (c) of the Code.

2.2           Beneficiary. For Participants subject to Section 5.2 with respect to their payment of benefits, the applicable beneficiary under the Supplemental Retirement Agreement. For all other Participants, the beneficiary of the Participant’s ER Tier Contributions Account under the Alliant Energy Corporation 401(k) Savings Plan.

2.3           Benefit Restrictions. Any or all of Section 401(a)(17) of the Code, Section 415 of the Code, and the exclusion from the applicable definition of “compensation” of elective deferrals under the Alliant Energy Deferred Compensation Plan or its predecessors (i.e., the Alliant Energy Key Employee Deferred Compensation Plan, the Wisconsin Power & Light Company Deferred Compensation Plans and the IES Utilities Key Employee Deferred Compensation Plan).

2.4	Code. The Internal Revenue Code of 1986, as from time to time amended.

2.5           Company. Alliant Energy Corporate Services, Inc., and any successor or successors thereto.

2.6           Employer. The Company, Alliant Energy Corporation, and each Affiliate of the Company with at least one employee who is a Participant.

2.7           ERISA. The Employee Retirement Income Security Act of 1974, as from time to time amended.

2.8           Participant. Any employee of the Company or an Affiliate (i) who either was a “Participant” in the Qualified DB Plan on or after January 1, 1999 or was allocated a contribution to the ER Tier Contribution Account in the Qualified DC Plan on or after January 1, 2006 and (ii) whose benefits under one or both of the Qualified Plans for which they satisfy the requirement in (i) above are in fact limited from what they would otherwise be due to the application of any or all of the Benefit Restrictions. Notwithstanding the foregoing, an employee in a collective bargaining unit with which the Company or an Affiliate has a bargaining agreement shall not be eligible to participate in the Plan unless, and then only to the extent, such bargaining agreement specifically provides. Participant who ceases to be an employee shall remain a Participant as long as benefits are payable to such individual from the Plan.

2.9           Plan. The Alliant Energy Excess Retirement Plan, as set forth herein, and as from time to time amended.

2.10         Plan Administrator. The Compensation and Personnel Committee of the Board of Directors of Alliant Energy Corporation.

2.11          Qualified DB Plan. The Alliant Energy Cash Balance Pension Plan.

2.12          Qualified DC Plan. The Company Basic Contributions provision of the Alliant Energy Corporation 401(k) Savings Plan or any successor thereof resulting in contributions to the Participant’s ER Tier Contributions Account in such plan (but not any other portion of the Alliant Energy Corporation 401(k) Savings Plan such as Company Matching Contributions or Deferred Cash Contributions).

2.13	Qualified Plans. The Qualified DB Plan and the Qualified DC Plan.
2.14	Separation from Service. With respect to the term “Separation from Service”:

(a)       Separation from Service means a Participant’s termination of employment or, if the Participant continues to provide services following such termination, such later date as is considered a separation from service from the Company and its 409A affiliates within the meaning of Section 409A of the Code. Specifically, if a Participant continues to provide services to the Company or a 409A affiliate in a different capacity (i.e., a former employee becomes a director or an independent contractor or a former director becomes an employee or an independent contractor), such shift in status is not automatically a Separation from Service, subject to Treas. Reg. section 1.409A-1(h)(5) among other provisions.

(b)       For purposes of the Plan, a Participant’s termination of employment shall occur when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its 409A affiliates (whether as an employee, a director or an independent contractor) or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee, director or independent contractor) for the Company and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if a Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Participant will not be deemed to have incurred a termination of employment for the first 6 months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a termination of employment.

(c)       For purposes of the Plan, the term “409A affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code, provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

ARTICLE 3

ADMINISTRATION

3.1           Powers and Duties. Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator. In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures, as it deems necessary or desirable to the efficient administration of the Plan. The Plan Administrator’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.

3.2           Delegation. The Plan Administrator may delegate part or all of its duties to any person or persons, and may from time to time revoke such authority and delegate it to another person or persons. Each such delegation to a person who is not an employee of the Company or an Affiliate will be in writing, and a copy will be furnished to the person to whom the duty is delegated, who will file a written acceptance with the Plan Administrator. Any delegate’s duty will terminate upon revocation of such authority by the Plan Administrator, upon withdrawal of such person’s acceptance or, in the case of a delegate who is an employee of the Company or an Affiliate, upon the termination of such employment. Any person to whom administrative duties are delegated may, unless the delegation provides otherwise, similarly delegate part or all of such duties to another person.

ARTICLE 4

AMOUNT OF BENEFITS AND VESTING

4.1           Participant’s Benefit. A Participant’s aggregate benefit from the Plan shall be the sum of the Participant’s benefit under Section 4.2 related to the Qualified DB Plan, if any, and the Participant’s benefit under Section 4.3 related to the Qualified DC Plan, if any. In any event, the Participant’s benefit shall be subject to the vesting provisions in Section 4.4.

4.2           Qualified DB Plan Benefit. The applicable benefit related to the Qualified DB Plan shall equal the excess, if any, of (a) over (b) as of the Participant’s Separation from Service, stated in a lump sum amount, where:

(a)       equals the total benefit otherwise payable on behalf of a Participant under the terms of the Qualified DB Plan if such terms had been applied without regard to the Benefit Restrictions; and

(b)       equals the actual benefit payable to the Participant under the Qualified DB Plan.

4.3           Qualified DC Plan Benefit. The applicable benefit related to the Qualified DC Plan shall equal the value of a bookkeeping account determined as follows:

(a)       Each payroll period the account shall be credited with any amount that is not contributed at that time to the Participant’s ER Tier Contributions Account under the Qualified DC Plan as a result of the Benefit Restrictions; and

(b)       Using a deemed investment period and allocation method determined by the Company, the account shall be credited as of the end of each investment period with the positive or negative deemed investment return, using the method determined in advance by the Company for such purpose, which may include Company direction or Participant election of one or more of the specific funds available under the Qualified DC Plan or the Alliant Energy Deferred Compensation Plan or a similar fund; and

(c)       The account shall be debited with any distributions hereunder.

The account balance as of December 31, 2008 shall be the sum, if any, of the amounts that would have been credited under (a) if the revised Plan had been in effect from and after January 1, 2006, without any deemed investment return.

4.4           Vesting. The amount of the benefits in Sections 4.2 and 4.3 shall be reduced in the event that the Participant is not fully vested. The benefit in Section 4.2 shall be subject to the same vesting percentage as is applicable to the Participant’s benefit under the Qualified DB Plan. The benefit in Section 4.3 shall be subject to the same vesting schedule as the Participant’s ER Tier Contributions Account under the Qualified DC Plan. Notwithstanding the foregoing, if a Participant is terminated for cause, all of such Participant’s rights to benefits under the Plan shall be forfeited. The Plan Administrator shall determine whether a Participant has been terminated for cause. For purposes hereof, “cause” includes, but is not limited to, (i) embezzlement of funds of the Company or any Affiliate; (ii) fraud; and (iii) acts that cause harm to the Company or an Affiliate or to the reputation thereof.

4.5           Beneficiary’s Benefit. In the event of the Participant’s death prior to commencement of benefits to the Participant, the Beneficiary’s aggregate benefit from the Plan shall be the sum of the applicable death benefits calculated in the same manner as the Participant’s benefit under Sections 4.2 and 4.3, with the exception that the Beneficiary is substituted for the Participant for purposes of the calculation. The Beneficiary’s benefit shall be vested to the same extent that the comparable benefit is vested under the applicable Qualified Plan.

ARTICLE 5

PAYMENT OF BENEFITS

5.1           Payment of Participant’s Benefits. The aggregate benefit to a Participant under Section 4.1 who is not in pay status on December 31, 2008 shall be payable pursuant to either Section 5.2 or Section 5.3, as applicable. As noted in Article 1, a Participant who terminated employment on or before December 31, 2004 is subject to the terms of the Alliant Energy Excess Plan in effect at termination of employment and is not subject to Section 409A of the Code. Any other Participant in pay status on December 31, 2008 shall continue to receive such fixed schedule of payments and no revisions shall be made thereto except in compliance with Section 409A of the Code.

5.2           Participants with DB SRP Benefits. For any Participant who on December 31, 2008 is covered by a Supplemental Retirement Agreement that would provide benefits based on a percentage of “Final Average Earnings” for life or a stipulated period of time if the Participant satisfied the applicable eligibility requirements, the time and form of payments hereunder shall be identical to the time and form of payment of any benefits that might be payable under such Supplemental Retirement Agreement. It is irrelevant for this purpose whether the Participant actually receives Supplemental Retirement Agreement benefits.

5.3           All Other Participants. For any Participant who is not subject to Section 5.2 and is not in pay status on December 31, 2008, the time and form of payments hereunder shall be as follows:

(a)       The form of payment shall be 5 annual installments, with 20% of the amount of the Participant’s benefit being the first annual installment, with the remaining account balance being credited with deemed investment return pursuant to Section 4.3(b) and in each of the following four Januarys following the Participant’s Separation from Service additional payments being made of 25%, 33 1/3%, 50% and 100%, respectively, of the then-value of the remaining account.

(b)       The commencement of payment shall be the first day of the month following the Participant’s Separation from Service, provided, however, that all such payments otherwise due during the first 6 months following the Separation from Service shall be delayed until the first day of the 7th month following the month in which the Participant’s Separation from Service occurs.

(c)       Notwithstanding the foregoing, a lump sum payment of the Participant’s remaining account balance shall be made in the event that (A) the Participant’s benefit as of any payment date above does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the calendar year in which such payment is made and (B) the Participant does not have any benefit entitlement under any other nonqualified deferred compensation plan as defined in Section 409A of the Code maintained by the Company or any Affiliate.

5.4           Payment of Beneficiary’s Benefits. In the event of the death of a Participant subject to Section 5.2, the form of payment of any death benefits hereunder shall be dictated by the applicable death benefit under the Supplemental Retirement Agreement. In the event of any other Participant, if the death occurs after the Separation from Service, the form of payment in Section 5.3 shall apply to the Beneficiary, and if the Participant’s Separation from Service is the result of death, the Beneficiary’s benefit shall be paid in a lump sum within 45 days of the Participant’s death, but neither the Participant nor the Beneficiary may directly or indirectly designate the taxable year of payment if the period includes two taxable years.

5.5           Facility of Payment. An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:

(a)	directly to such person;
(b)	to the legal representative of such person; or
(c)	to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.

ARTICLE 6

CLAIMS PROCEDURE

6.1       Decisions on Claims. If a claim for benefits is denied, the Plan Administrator shall furnish to the claimant within 60 days after its receipt of the claim a written notice which:

(a)       specifies the reasons for the denial;

(b)       refers to the pertinent provisions of the Plan on which the denial is based;

(c)       describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary; and

(d)       explains the claim review procedures.

6.2       Review of Denied Claims. Upon the written request of the claimant submitted within 60 days after his or her receipt of such written notice, but in no event more than 180 days after the latest date that the payment in dispute should have been paid, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, permit the claimant to review any documents which are pertinent to the claim, permit the claimant to submit issues and comments in writing, and afford the claimant an opportunity to meet with appropriate representatives of the Plan Administrator as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Plan Administrator shall notify the claimant in writing of its decision and the reasons for its decision and shall refer the claimant to the provisions of the Plan which form the basis for its decision.

ARTICLE 7

FUNDING

This Plan is intended to be “unfunded” for the purposes of the Code and Title I of ERISA; however, nothing herein shall prevent an Employer, in its sole discretion, from establishing a trust of the type commonly known as a “rabbi trust” to assist it in meeting its obligations under the Plan.

ARTICLE 8

AMENDMENT AND TERMINATION

The Plan Administrator may amend or terminate this Plan at any time and for any reason; provided, that no amendment or termination of the Plan shall alter a Participant’s right to receive payment of accrued benefits to which the Participant was vested prior to the date of amendment.

ARTICLE 9

GENERAL PROVISIONS

9.1           Status of Participants. Each Participant and Beneficiary shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employers to make benefit payments in the future. A Participant’s or Beneficiary’s right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant or the Participant’s Beneficiaries.

9.2           No Guaranty of Employment. The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.

9.3           Delegation of Authority. Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.

9.4           Legal Actions. No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

9.5           Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Wisconsin, except to the extent the same are preempted by ERISA or other federal law.

9.6           Rules of Construction. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.

9.7           Expenses of Administration. All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employers and/or any trust of the type described in Article 7.

9.8           Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

9.9           Additional Provisions under Section 409A and Other Laws.

(a)       If an amount or the value of a benefit under the Plan is required to be included in a Participant’s or Beneficiary’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of the Plan (or any other arrangement required to be aggregated with the Plan under Section 409A of the Code) to comply with Section 409A of the Code, then the Participant shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Plan fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Participant’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b)       If any payment or the provision of any benefit required under the terms of the Plan would jeopardize the ability of an Employer to continue as a going concern, the Employer shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Employer to continue as a going concern.

(c)       If any payment or benefit due pursuant to the Plan would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed under the earliest date on which making such payment or providing such benefit would not violate such law. In addition, the Plan Administrator may restrict the transferability of any shares of Company Stock that are distributed pursuant to the Plan, legend any certificate evidencing any such shares, and place a stop order in respect of such shares, to the extent it reasonably determines that such action is necessary to ensure compliance with any applicable securities or exchange law, regulation, or other requirement.

(d)       The Company and the Participants intend the terms of the Plan to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of the Plan shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

(e)       To avoid an additional tax on payments that may be payable or benefits that may be provided under the Plan and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Participant must make a reasonable, good faith effort to collect any payment or benefit to which the Participant believes the Participant is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under the Plan, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

To record the restatement of the Plan as set forth above, the undersigned has executed this document this ___ day of October, 2008, for and on behalf of the Company.

ALLIANT ENERGY CORPORATE SERVICES, INC.

By ________________________________________

As its ______________________________________

ATTEST: ______________________________

As its _________________________________